CONTACTS:
Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Todd Chirillo
(248) 435-1571
todd.chirillo@meritor.com

Meritor Reports Third-Quarter Fiscal Year 2020 Results

TROY, Mich. (July 29, 2020) – Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter that ended June 30, 2020.

Third-Quarter Highlights
•Sales of $514 million
•Net loss attributable to Meritor and net loss from continuing operations attributable to Meritor were $36 million
•Diluted loss per share from continuing operations of $0.50
•Adjusted loss from continuing operations attributable to the company of $34 million, or $0.47 loss per adjusted diluted share
•Adjusted EBITDA of $7 million and adjusted EBITDA margin of 1.4 percent
•Operating cash flow was negative $102 million
•Total liquidity of $970 million as of June 30, 2020

Third-Quarter Results
For the third quarter of fiscal year 2020, Meritor posted sales of $514 million, down $652 million, or approximately 56 percent, from the same period last year. The decrease in sales was primarily due to lower market volumes driven by decreased customer demand and government mandates as a result of the COVID-19 pandemic. The majority of the company’s manufacturing facilities were idled during the month of April with production increasing throughout the remainder of the quarter.

Net loss attributable to Meritor was $36 million, or $0.50 loss per diluted share, compared to net income attributable to Meritor of $86 million, or $1.00 per diluted share in the prior year. Net loss from continuing operations attributable to Meritor was $36 million, or $0.50 loss per diluted share, compared to net income from continuing operations attributable to Meritor of $85 million, or $0.99 per diluted share, in the same period last year. Lower net income year over year was driven primarily by lower revenues as a result of significantly lower market volumes due to the COVID-19 pandemic, as well as higher restructuring costs related to programs announced in June 2020.

During the quarter, certain actions were executed in order to decrease the impact of the significantly lower production levels. These actions included temporary salary reductions, employee headcount reductions, hourly employee layoffs and other discretionary spend reductions.

Adjusted loss from continuing operations attributable to the company in the third quarter of fiscal year 2020 was $34 million, or $0.47 loss per adjusted diluted share, compared to adjusted income from continuing operations attributable to the company of $103 million, or $1.20 per adjusted diluted share, in the same period last year.

Adjusted EBITDA was $7 million, compared to $146 million in the third quarter of fiscal year 2019. Adjusted EBITDA margin for the third quarter of fiscal year 2020 was 1.4 percent, compared to 12.5 percent in the same period last year. The decrease in adjusted EBITDA year over year was driven primarily by lower revenues as a result of lower market volumes due to the COVID-19 pandemic. Cost reduction actions executed in the quarter partially offset the impact from lower revenue.

Cash used for operating activities in the third quarter of fiscal year 2020 was $102 million compared to cash provided by operating activities of $143 million in the same period a year ago. Free cash flow was negative $114 million, compared to $124 million, in the same period last year. The decrease in operating cash flow year over year was driven primarily by lower revenue as a result of significantly lower market volumes due to the impact of the COVID-19 pandemic. Of the total decline in operating cash flow, $124 million of the reduction was due to the impact of accounts receivable factoring as a result of lower balances available under the factoring programs.

Third-Quarter Segment Results
Commercial Truck sales for the third quarter of fiscal year 2020 were $336 million, down $589 million, or 64 percent, compared to the same period last year. The decrease in sales in the third quarter of fiscal year 2020 was primarily due to lower market volumes driven by decreased customer demand and government mandates as a result of the COVID-19 pandemic. The majority of the company’s production facilities were idled during the month of April with production increasing throughout the remainder of the quarter.

Segment adjusted EBITDA for Commercial Truck was negative $23 million, or negative 6.8 percent of sales for the quarter, compared to $97 million, or 10.5 percent of sales in the prior year. The decrease in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by significantly decreased market volumes for most regions across the segment due to the COVID-19 pandemic, partially offset by cost actions executed in the quarter.

The Aftermarket and Industrial segment posted sales of $203 million, down $79 million, or 28 percent, from the same period a year ago. While Aftermarket facilities were not idled during the third quarter of fiscal year 2020, sales were lower in comparison with fiscal year 2019 due to changes in customer demand and the impact from the termination of the WABCO distribution arrangement. Industrial sales were also down, driven by decreased volumes as a result of the impact of the COVID-19 pandemic, partially offset by the revenue generated from the AxleTech business.

Segment adjusted EBITDA for Aftermarket and Industrial was $31 million, or 15.3 percent of sales for the quarter, compared to $50 million, or 17.7 percent of sales, a year ago. The decrease in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by the lower volumes partially offset by the cost reduction actions executed in the quarter.

Liquidity
•The company ended its third fiscal quarter with $970 million of total liquidity. This includes $280 million of cash and $690 million of undrawn liquidity under the company’s revolving credit and U.S. Securitization facilities. Liquidity represents approximately 29% of trailing 12-month sales.
•Meritor issued $300 million of 6.25 percent unsecured senior notes due 2025. Net proceeds from the offering of the notes, as well as cash on hand, were used to repay the outstanding $304 million balance under the company’s senior secured credit facility.

Outlook for Fourth Quarter Fiscal Year 2020
The company is providing the following guidance for the fourth quarter, of fiscal year 2020:

•Sales of approximately $700 million
•Net loss attributable to the company and net loss from continuing operations attributable to the company to be approximately $10 million
•Diluted loss per share from continuing operations to be approximately $0.15
•Adjusted EBITDA margin of approximately 6 percent
•Adjusted diluted EPS from continuing operations of approximately negative $0.10
•Operating cash flow to be approximately $65 million
•Free cash flow of approximately $25 million

“We took aggressive actions to reduce our cost structure in the short-term to preserve liquidity and stabilize cash flow,” said Jay Craig, president and CEO of Meritor. “At the same time, we are making the appropriate investments to ensure the company is in a strong product position for the future.”

Third-Quarter Fiscal Year 2020 Conference Call
Meritor will host a conference call and webcast to discuss the company's third-quarter results for fiscal year 2020 on July 29 at 9 a.m. ET.

To participate, call (844) 412-1003 within the U.S. or (216) 562-0450 from outside the U.S. at least 10 minutes prior to the start of the call. Please reference conference ID: 6485724 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the Investors page on meritor.com.

A replay of the call will be available starting at 12 p.m. ET on July 29 until 12 p.m. ET on Aug. 5 by calling (855) 859-2056 within the U.S. or (404) 537-3406 from outside the U.S. Please refer to replay conference ID 6485724. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 7,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, financial markets and operations; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on European markets or our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AA Gear Mfg., Inc., AxleTech and Transportation Power, Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, and free cash flow.

Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense, related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.

Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Free cash flow over adjusted income from continuing operations is a specific financial measure of our M2022 plan used to measure the company's ability to convert earnings to free cash flow.

Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.

Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and free cash flow over adjusted income from continuing operations as key metrics to determine management’s performance under our performance-based compensation plans.

Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Sales	$514	$1,166	$2,286	$3,360
Cost of sales	(486)	(987)	(2,017)	(2,866)
GROSS PROFIT	28	179	269	494
Selling, general and administrative	(52)	(73)	(181)	(180)
Income from WABCO distribution termination	—	—	265	—
Other operating income (expense), net	(17)	(2)	(32)	(1)
OPERATING INCOME (LOSS)	(41)	104	321	313
Other income, net	12	10	36	30
Equity in earnings of affiliates	(1)	9	11	24
Interest expense, net	(17)	(14)	(47)	(43)
INCOME (LOSS) BEFORE INCOME TAXES	(47)	109	321	324
Benefit (Provision) for income taxes	13	(21)	(73)	(69)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(34)	88	248	255
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	1	1	—
NET INCOME (LOSS)	(34)	89	249	255
Less: Net income attributable to noncontrolling interests	(2)	(3)	(5)	(7)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$(36)	$86	$244	$248

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$(36)	$85	$243	$248
Income from discontinued operations	—	1	1	—
Net income (loss)	$(36)	$86	$244	$248

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(0.50)	$0.99	$3.19	$2.86
Discontinued operations	—	0.01	0.01	—
Diluted earnings (loss) per share	$(0.50)	$1.00	$3.20	$2.86

Diluted average common shares outstanding	72.1	85.6	76.3	86.6

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2020	September 30, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$280	$108
Receivables, trade and other, net	390	551
Inventories	495	526
Other current assets	35	31
TOTAL CURRENT ASSETS	1,200	1,216
NET PROPERTY	498	515
GOODWILL	503	478
OTHER ASSETS	671	606
TOTAL ASSETS	$2,872	$2,815
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$34	$41
Accounts and notes payable	322	610
Other current liabilities	284	285
TOTAL CURRENT LIABILITIES	640	936
LONG-TERM DEBT	1,193	902
RETIREMENT BENEFITS	308	336
OTHER LIABILITIES	328	226
TOTAL LIABILITIES	2,469	2,400

EQUITY:
Common stock (June 30, 2020 and September 30, 2019, 103.7 and 104.1 shares issued and 72.3 and 81.4 shares outstanding, respectively)	105	104
Additional paid-in capital	805	803
Retained earnings	735	491
Treasury stock, at cost (June 30, 2020 and September 30, 2019, 31.4 and 22.7 shares, respectively)	(573)	(332)
Accumulated other comprehensive loss	(701)	(681)
Total equity attributable to Meritor, Inc.	371	385
Noncontrolling interests	32	30
TOTAL EQUITY	403	415
TOTAL LIABILITIES AND EQUITY	$2,872	$2,815

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to Meritor, Inc.	$(36)	$86	$244	$248
Income from discontinued operations, net of tax, attributable to Meritor, Inc.	—	(1)	(1)	—
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$(36)	$85	$243	$248
Interest expense, net	17	14	47	43
Provision (benefit) for income taxes	(13)	21	73	69
Depreciation and amortization	24	21	74	64
Noncontrolling interests	2	3	5	7
Loss on sale of receivables	1	2	3	5
Asset Impairment charges	—	1	—	1
Income from WABCO distribution termination	—	—	(265)	—
Transaction costs	—	—	5	—
Asbestos related items	—	—	—	(31)
Restructuring	12	(1)	27	(2)
Adjusted EBITDA	$7	$146	$212	$404

Adjusted EBITDA margin (1)	1.4%	12.5%	9.3%	12.0%

Unallocated legacy and corporate expense (income), net (2)	1	1	(4)	—
Segment adjusted EBITDA	$8	$147	$208	$404

Commercial Truck (3)
Segment adjusted EBITDA	$(23)	$97	$92	$270
Segment adjusted EBITDA margin (4)	(6.8)%	10.5%	5.6%	10.1%

Aftermarket and Industrial (3)
Segment adjusted EBITDA	$31	$50	$116	$134
Segment adjusted EBITDA margin (4)	15.3%	17.7%	15.4%	16.5%

Sales (3)
Commercial Truck	$336	$925	$1,630	$2,678
Aftermarket and Industrial	203	282	755	811
Intersegment Sales	(25)	(41)	(99)	(129)
Total Sales	$514	$1,166	$2,286	$3,360
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Amounts for the three and nine months ended June 30, 2019 have been recast to reflect reportable segment changes.
(4) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended June 30,
	2020	2019
OPERATING ACTIVITIES
Income from continuing operations	$248	$255
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	74	64
Deferred income tax expense (benefit)	(4)	27
Restructuring costs	27	(2)
Asset impairment charges	—	1
Equity in earnings of affiliates	(11)	(24)
Pension and retiree medical income	(31)	(28)
Asbestos related liability remeasurement	—	(31)
Other adjustments to income from continuing operations	3	13
Dividends received from equity method investments	8	14
Pension and retiree medical contributions	(11)	(12)
Restructuring payments	(21)	(2)
Changes in off-balance sheet accounts receivable securitization and factoring programs	(104)	41
Changes in receivables, inventories and accounts payable	11	(96)
Changes in other current assets and liabilities	(26)	(21)
Changes in other assets and liabilities	25	(3)
Operating cash flows provided by continuing operations	188	196
Operating cash flows used for discontinued operations	—	(2)
CASH PROVIDED BY OPERATING ACTIVITIES	188	194
INVESTING ACTIVITIES
Capital expenditures	(45)	(63)
Cash paid for acquisition of Transportation Power, Inc., net of cash acquired	(13)	(6)
Other investing activities	9	17
CASH USED FOR INVESTING ACTIVITIES	(49)	(52)
FINANCING ACTIVITIES
Securitization	(8)	—
Borrowings against revolving line of credit	304	—
Repayments of revolving line of credit	(304)	(46)
Proceeds from debt issuances	300	—
Redemption of notes	—	(24)
Term loan payments	(6)	—
Deferred issuance costs	(4)	(4)
Other financing activities	(1)	(2)
Net change in debt	281	(76)
Repurchase of common stock	(241)	(71)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	40	(147)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(7)	1
CHANGE IN CASH AND CASH EQUIVALENTS	172	(4)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	108	115
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$280	$111

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Cash provided by (used for) operating activities	$(102)	$143	$188	$194
Capital expenditures	(12)	(19)	(45)	(63)
Free cash flow	$(114)	$124	$143	$131

MERITOR, INC.
ADJUSTED INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Income (loss) from continuing operations attributable to Meritor, Inc.	$(36)	$85	$243	$248
Adjustments:
Restructuring	12	(1)	27	(2)
Asset Impairment charges, net of controlling interests	—	1	—	1
Non-cash tax expense (benefit) (1)	(8)	20	9	47
US. tax reform impacts (2)	—	(2)	—	(9)
Income tax expense (benefit) (3)	(2)	—	55	6
Income from WABCO distribution termination	—	—	(265)	—
Transaction costs (4)	—	—	5	—
Asbestos related items (5)	—	—	—	(31)
Adjusted income (loss) from continuing operations attributable to Meritor, Inc.	$(34)	$103	$74	$260

Diluted earnings (loss) per share from continuing operations	$(0.50)	$0.99	$(3.19)	$2.86
Impact of adjustments on diluted earnings per share	0.03	0.21	2.22	0.14
Adjusted diluted earnings (loss) per share from continuing operations	$(0.47)	$1.20	$(0.97)	$3.00

Diluted average common shares outstanding	72.1	85.6	76.3	86.6
(1) Represents tax expense including the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(2) The nine months ended June 30, 2019 includes $12 million of non-cash tax benefit related to the one time deemed repatriation of accumulated foreign earnings and $3 million of non-cash tax expense related to other adjustments.
(3) The three months ended June 30, 2020 includes $2 million of income tax benefits related to restructuring. The nine months ended June 30, 2020 includes $62 million of income tax expense related to the WABCO distribution arrangement termination, $6 million of income tax benefits related to restructuring and $1 million of income tax benefits related to AxleTech transaction costs. The nine months ended June 30, 2019 includes $6 million of income tax expense related to the remeasurement of the Maremont net asbestos liability based on the Maremont prepackaged plan of reorganization.
(4) Represents transaction fees and inventory step-up amortization related to acquisitions of AxleTech and TransPower.
(5) The nine months ended June 30, 2019 includes $31 million related to the remeasurement of the Maremont net asbestos liability based on the Maremont prepackaged plan of reorganization.

MERITOR, INC.
OUTLOOK FOR FOURTH QUARTER OF FISCAL YEAR 2020— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Q4 2020 Outlook (1)
Net loss attributable to Meritor, Inc.	$~(10)
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—
Loss from continuing operations, net of tax, attributable to Meritor, Inc.	$~(10)
Interest expense, net	~20
Provision for income taxes	~2
Depreciation and amortization	~25
Restructuring	~5
Adjusted EBITDA	$~42

Sales	$~700

Adjusted EBITDA margin (2)	~6.0%

Diluted loss per share from continuing operations	$~(0.15)
Adjustments:
Restructuring costs	~0.05
Adjusted diluted loss per share from continuing operations	$~(0.10)

Diluted average common shares outstanding	~72

Cash provided by operating activities	$~65
Capital expenditures	~(40)
Free cash flow	$~25

(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.